Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

PHOTONIC PRODUCTS GROUP, INC.

Pursuant to N.J.S. 14A:9-5(4)

Dated as of June 9, 2010

The undersigned corporation certifies that it has adopted the following Restated Certificate of Incorporation:

ARTICLE I

The name of the corporation is Photonic Products Group, Inc. (the “Corporation”).

ARTICLE II

The address of the current registered office of the Corporation in this state is 181 Legrand Avenue, Northvale, New Jersey 07647.

ARTICLE III

The name of the current registered agent therein and in charge thereof upon whom process against the Corporation may be served is William Foote.

ARTICLE IV

The members of the board shall be divided into three classes, the respective terms of office of which shall end in successive years.  The number of directors in each class shall be specified in the bylaws of the Corporation.  Unless they are elected to fill vacancies, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors have been elected and qualified.  At each annual meeting of shareholders, the directors of only one class shall be elected, except directors elected to fill vacancies.  An affirmative vote of the holders of at least two-thirds of the outstanding shares of the Corporation's common stock shall be required to amend or repeal this provision.

The number of directors constituting the current board of directors of the Corporation is six, the names and addresses of the current directors are as follows:

Joseph J. Rutherford	181 Legrand Avenue, Northvale, New Jersey 07647

Thomas H. Lenagh	181 Legrand Avenue, Northvale, New Jersey 07647

Jan M. Winston	181 Legrand Avenue, Northvale, New Jersey 07647

Luke P. LaValle, Jr.	181 Legrand Avenue, Northvale, New Jersey 07647

Dennis G. Romano	181 Legrand Avenue, Northvale, New Jersey 07647

N.E. Rick Strandlund	181 Legrand Avenue, Northvale, New Jersey 07647

ARTICLE V

The objects for which the Corporation is formed are to engage in any activity for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE VI

The total authorized capital stock of the Corporation shall be 61,000,000 shares, consisting of:

(1)	1,000,000 shares of Preferred Stock, without par value; and

(2)	60,000,000 shares of Common Stock, par value $.01 per share.

Shares of authorized capital stock of each class may be issued for such consideration (not less than the par value thereof in the case of stock with par value) as may be determined from time to time by the board of directors.

The voting powers and designations, preferences and relative, participating, optional or other special rights, and the qualifications, restrictions or limitations thereof are as follows:

A.           PREFERRED STOCK.  Shares of Preferred Stock may be issued in one or more series as may be determined from time to time by the board of directors.  Each such series shall be distinctly designated by the board of directors.  Before any dividends shall be paid on the Common Stock, shares of Preferred Stock of any series shall be entitled to receive dividends at the rate established for such series by the board of directors.  Before any distribution is made with respect to the Common Stock upon dissolution, liquidation, or winding up of the affairs of the Corporation, shares of Preferred Stock of any series shall be entitled to receive the full amount payable upon dissolution, liquidation, or winding up of the affairs of the Corporation specified for such series by the board of directors in connection with the creation of that series.  Except in respect of the particulars permitted hereby to be fixed by the board of directors for each series permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical.  All shares of any one series of Preferred Stock shall be alike in every particular except that, in the case of a series entitled to cumulative dividends, shares issued at different times may differ as to the dates from which dividends thereon shall be cumulative.  As of the date of this filing, no shares of Preferred Stock of any series are outstanding.

The preferences and relative, participating, optional and other special rights of each series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any other series at any time outstanding to the extent permitted by law and by this Restated Certificate of Incorporation.  The board of directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular series (to the extent permitted by law in effect when such resolutions are adopted), the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such series, including the following:

1.           The number of shares constituting such series;

2.           The rate and times at which, and the terms and conditions on which, dividends on Preferred Stock of such series will be paid;

3.           The right, if any, of the holders of the Preferred Stock of such series to convert the same into, or exchange the same for, shares of other classes or series of stock of the Corporation and the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion price or rate in such events as the board of directors shall determine;

4.           The redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

5.           The rights of the holders of Preferred Stock of such series upon the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation;

6.           The terms or amount of any sinking fund provided for the purchase or redemption of the Preferred Stock of such series;

7.           Provisions making dividends payable with respect to Preferred Stock of such series cumulative, non-cumulative or partially cumulative;

8.           Provisions giving the Preferred Stock of such series special, limited, multiple or no voting rights and to specify those voting rights, if any; and

9.           Provisions making dividends payable with respect to the Preferred Stock of such series fully participating, partially participating, or non-participating.

B.	COMMON STOCK

1.           Dividends.  —  Subject to the preferences and other rights of the Preferred Stock as fixed in the resolution or resolutions of the board of directors providing for the issue of such Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the board of directors may be declared and paid out of funds legally available therefor upon the Common Stock from time to time.

2.           Rights Upon Liquidation, Dissolution, or Winding Up.  —  In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, after payment to the holders of Preferred Stock of the full amounts to which they are entitled pursuant to resolution or resolutions of the board of directors providing for the issuance of such Preferred Stock, the holders of the Common Stock shall be entitled to share ratably per share without regard to class in all assets then remaining subject to distribution to the stockholders.

ARTICLE VII

Every person who is a corporate agent of the Corporation, or of any corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a corporate agent of the Corporation, or of such other corporation, whether or not he is a corporate agent of the Corporation, or such other corporation, at the time the expenses or liabilities are incurred.

ARTICLE VIII

This Restated Certificate of Incorporation shall become effective when filed in the office of the Treasurer of the State of New Jersey.

ARTICLE IX

Personal Liability of Directors

So long as permitted by law, no director of the Corporation shall be personally liable to the Corporation or its shareowners for damages for breach of any duty owed by such person to the Corporation or its shareowners; provided, however, that this Article IX shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareowners, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.  No amendment to or repeal of this Article IX and no amendment, repeal or termination of effectiveness of any law authorizing this Article IX shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

ARTICLE X

Personal Liability of Officers

So long as permitted by law, no officer of the Corporation shall be personally liable to the Corporation or its shareowners for damages for breach of any duty owed by such person to the Corporation or its shareowners; provided, however, that this Article X shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareowners, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.  No amendment to or repeal of this Article X and no amendment, repeal or termination of effectiveness of any law authorizing this Article X shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

IN WITNESS WHEREOF, the undersigned corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer as of the date first written above.

PHOTONIC PRODUCTS GROUP, INC.

By:	/s/ Joseph J. Rutherford
Joseph J. Rutherford, President